Exhibit 10.2

December 12, 2023

Anson Investments Master Fund LP

181 Bay Street, Suite 4200

Toronto, Ontario Canada

M5J 2T3

Attn: Mr. Amin Nathoo

Anson East Master Fund LP

181 Bay Street, Suite 4200

Toronto, Ontario Canada

M5J 2T3

Attn: Mr. Amin Nathoo

Dear Amin:

Reference is hereby made to that certain (i) Letter Agreement and Notice re Optional Redemption, dated December 1, 2023 (the “Redemption Notice”), among Anson Investments Master Fund LP (“AIMF”), Anson East Master Fund LP (“AEMF”), and iSun, Inc. (the “Company”) and (ii) Payoff Letter, dated December 1, 2023, (the “Payoff Letter”), among the Company, AIMF, and AEMF. Capitalized terms used but not defined herein shall have the meanings given to them in the Redemption Notice or the Payoff Letter, as applicable. The Company, AEMF and AIMF hereby agree as follows.

1. Prior to the consummation of the transactions contemplated by the Redemption Notice and the Payoff Letter, the Company, AIMF and AEMF shall execute and deliver the documents and agreements set forth below. For the avoidance of doubt, the Company shall not file any UCC-3 termination statements with respect to the Notes until execution and delivery of the documents and agreements set forth below.

(i) this Letter Agreement duly executed by the Company;

(ii) wire transfers of immediately available funds from the Company in the amount of $4,800,000 to AIMF and $1,200,000 to AEMF;

(iii) evidence from the Company’s Transfer Agent (the “Transfer Agent”) of the issuance in book entry form of 240,000 shares of the Company’s Series A Convertible Redeemable Preferred Stock to AIMF and 60,000 shares of the Company’s Series A Convertible Redeemable Preferred Stock to AEMF (collectively, the “Preferred Stock”) pursuant to the Certificate of Designation, Rights and Preferences in the form attached as Exhibit A hereto (the “Certificate of Designation”);

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(iv) evidence from the Transfer Agent of the issuance in book entry form of 2,800,000 shares of the Company’s Common Stock to AIMF and 700,000 shares of the Company’s Common Stock to AEMF (collectively, the “Common Stock”);

(v) a copy of the Certificate of Designation filed with the Secretary of State of the State of Delaware;

(vi) a copy of a Listing of Additional Shares Notification Form filed with The Nasdaq Capital Market with respect to each issuance of Preferred Stock and Common Stock pursuant to this Letter Agreement;

(vii) Irrevocable Transfer Agent Instructions with respect to the Preferred Stock and Common Stock duly executed by the Company and the Transfer Agent in form and substance satisfactory to AIMF and AEMF;

(viii) a Registration Rights Agreement (the “Registration Rights Agreement”) in the form attached as Exhibit B hereto duly executed by the Company, AEMF and AIMF;

(ix) a Lock-up Agreement in the form attached as Exhibit C hereto duly executed by the Company and AEMF and AIMF.

(x) an Officer’s Certificate, in a form reasonably acceptable to the Purchaser’s counsel, attaching (a) a Unanimous Written Consent of the Board of Directors of the Company approving the transactions contemplated by this Letter Agreement, the Redemption Notice and the Payoff Letter, (b) the Company’s Certificate of Incorporation and Bylaws, and (c) a Good Standing Certificate of the Company certified by the Secretary of State of the State of Delaware within five (5) business days of the date hereof; and

(xi) such other opinions, certificates, statements, including, without limitation, a closing statement, and agreements as AIMF and AEMF may reasonably require.

2. The Company hereby makes the following representations and warranties to each of AIMF and AEMF:

(a) Organization and Qualification. The Company and each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation nor default of any of the provisions of its respective Certificate or Articles of Incorporation, bylaws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of this Letter Agreement, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, excluding in each case those events arising directly out of the COVID-19 pandemic that have been publicly disclosed in the SEC Reports prior to the date hereof, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under this Letter Agreement (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

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(b) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Letter Agreement, the Redemption Notice and the Payoff Letter and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Letter Agreement, the Redemption Notice and the Payoff Letter by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company, and no further action is required by the Company, the Board of Directors, or the Company’s stockholders in connection herewith or therewith other than as set forth herein and therein other than in connection with the Required Approvals. This Agreement and the Redemption Notice and the Payoff Letter have been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(c) No Conflicts. The execution, delivery and performance by the Company of this Letter Agreement, the Redemption Notice and the Payoff Letter, the issuance of the Preferred Stock and Common Stock and the consummation by it of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s Certificate or Articles of Incorporation, Bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, anti-dilution or similar adjustments, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

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(d) Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of this Letter Agreement, the Redemption Notice and the Payoff Letter, other than: (i) the filings required pursuant to this Letter Agreement, (ii) the filing with the Commission pursuant to the Registration Rights Agreement, (iii) the notice and/or application(s) to each applicable Trading Market for the issuance and sale of the Preferred Stock and Common Stock and the listing of the Common Stock and shares of Common Stock issuable upon exercise of the Preferred Stock (the “Underlying Shares”) for trading thereon in the time and manner required thereby, (iv) the filing of a Form D with the Commission and such filings as are required to be made under applicable state securities laws and (v) Shareholder Approval (as defined below) (collectively, the “Required Approvals”).

(e) Issuance of the Securities. The Preferred Stock and Common Stock are duly authorized and, when issued and paid for in accordance with this Letter Agreement, the Redemption Notice and the Payoff Letter, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in this Letter Agreement, the Redemption Notice and the Payoff Letter. The Common Stock and Underlying Shares, when issued in accordance with the terms of this Letter Agreement, the Redemption Notice and the Payoff Letter, will be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in this Letter Agreement, the Redemption Notice and the Payoff Letter. The Company has reserved from its duly authorized capital stock a number of shares of Common Stock at least equal to the number of shares of Common Stock and Underlying Shares on the date hereof.

3. The Company, AEMF and AIMF hereby covenant and agree with each of the other parties as follows:

(a) Shareholder Approval. The Company shall hold a Special Meeting of Shareholders (which may also be at the Annual Meeting of Shareholders) at the earliest practical date after the date hereof, and in all events by no later than ninety (90) days after date of the definitive Proxy Statement (as defined below) for the purpose of obtaining Shareholder Approval, with the recommendation of the Company’s Board of Directors that such proposal be approved, and the Company shall solicit proxies from its shareholders in connection therewith in the same manner as all other management proposals in such proxy statement and all management-appointed proxyholders shall vote their proxies in favor of such proposal. The Company shall use its reasonable best efforts to obtain such Shareholder Approval. If the Company does not obtain Shareholder Approval at the first meeting, the Company shall call a meeting every four months thereafter to seek Shareholder Approval until the earlier of the date Shareholder Approval is obtained or the Preferred Stock is no longer outstanding. Notwithstanding anything to the contrary contained herein, the Company shall file an Information Statement, or Proxy Statement, as applicable (the “Proxy Statement”) with respect to obtaining Shareholder Approval with the Commission. The Proxy Statement shall be filed with the Commission no later than thirty (30) calendar days after the date of this Letter Agreement.

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“Shareholder Approval” means (1) such approval as may be required by the applicable rules and regulations of the NYSE American/the Nasdaq Stock Market/The New York Stock Exchange (or any successor entity) from the shareholders of the Company with respect to the transactions contemplated by this Letter Agreement, the Redemption Notice and the Payoff Letter, including the issuance of all of the Underlying Shares in excess of 19.99% of the issued and outstanding Common Stock on the date of this Letter Agreement, and (2) approval from the shareholders of the Company to increase the number of authorized shares of Common Stock in such amount as may then be required to fulfill the Company’s obligations in full under this Letter Agreement, the Redemption Notice and the Payoff Letter.

(b) Securities Laws Disclosure; Publicity The Company shall by 9:00 am ET on the Trading Day immediately following the date hereof, file a Current Report on Form 8-K, including this Letter Agreement and the Redemption Notice as exhibits thereto, with the Commission. From and after the filing of such Form 8-K, the Company represents to AEMF and AIMF that it shall have publicly disclosed all material, non-public information delivered to either of them by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by this Letter Agreement, the Payoff Letter and the Redemption Notice. In addition, effective upon the filing of such Form 8-K, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, agents, employees or Affiliates on the one hand, and any of AIMF or AEMF or any of their Affiliates on the other hand, shall terminate. Neither the Company nor any of its Affiliates shall issue any press release or otherwise make any public statement with respect to the transactions contemplated hereby without the prior written consent of AEMF or AIMF, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. Notwithstanding the foregoing, the Company shall not publicly disclose the name of AEMF or AIMF, or include the name of AIMF or AEMF in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of such party, except (a) as required by federal securities law in connection with (i) any registration statement contemplated by the Registration Rights Agreement and (ii) the filing of final documents with the Commission, and (b) to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall provide AEMF and AIMF with prior written notice of such disclosure permitted under this paragraph.

(c) Non-Public Information. Except with respect to the material terms and conditions of the transactions contemplated by this Letter Agreement, the Payoff Letter and the Redemption Notice, which shall be disclosed pursuant to the previous paragraph, the Company covenants and agrees that neither it, nor any other Person acting on its behalf will provide AEMF of AIMF or their agents or counsel with any information that constitutes, or the Company reasonably believes constitutes, material non-public information, unless prior thereto AIMF and AEMF shall have consented to the receipt of such information and agreed with the Company to keep such information confidential. The Company understands and confirms that each of AIMF and AEMF shall be relying on the foregoing covenant in effecting transactions in securities of the Company. To the extent that the Company, any of its Subsidiaries, or any of their respective officers, director, agents, employees or Affiliates delivers any material, non-public information to AIMF or AEMF without such party’s consent, the Company hereby covenants and agrees that such party shall not have any duty of confidentiality to the Company, any of its Subsidiaries, or any of their respective officers, directors, agents, employees or Affiliates, or a duty to the Company, any of its Subsidiaries or any of their respective officers, directors, agents, employees or Affiliates not to trade on the basis of, such material, non-public information, provided that such party shall remain subject to applicable law. To the extent that any notice provided pursuant to this Letter Agreement, the Payoff Letter and the Redemption Notice constitutes, or contains, material, non-public information regarding the Company or any Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Company understands and confirms that each AIMF and AEMF shall be relying on the foregoing covenant in effecting transactions in securities of the Company.

(d) Share Reservation. To the extent sufficient shares of Common Stock are authorized, the Company shall maintain a reserve of the Required Minimum from its duly authorized shares of Common Stock for issuance pursuant to this Letter Agreement, the Payoff Letter and the Redemption Notice in such amount as may then be required to fulfill its obligations in full under this Letter Agreement, the Payoff Letter and the Redemption Notice.

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(e) Form D; Blue Sky Filings. The Company agrees to timely file a Form D with respect to the Preferred Stock and Common Stock as required under Regulation D and to provide a copy thereof, promptly upon request of AEMF or AIMF. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Preferred Stock and Common Stock for, sale to AEMF and AIMG under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of AEMF or AIMF.

4. Miscellaneous Provisions

(a) Entire Agreement. This Letter Agreement, the Payoff Letter and the Redemption Notice, together with the exhibits and schedules hereto and thereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

(b) Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the time of transmission, if such notice or communication is delivered via email attachment at the email address as set forth on the signature pages attached hereto at or prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the time of transmission, if such notice or communication is delivered via email attachment as set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

(c) Amendments; Waivers. No provision of this Letter Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company, and AEMF and AIMF or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought. No waiver of any default with respect to any provision, condition or requirement of this Letter Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right. Any amendment effected in accordance with this paragraph shall be binding upon each of AIMF and AEMF and the Company.

(d) Headings. The headings herein are for convenience only, do not constitute a part of this Letter Agreement and shall not be deemed to limit or affect any of the provisions hereof.

(e) Successors and Assigns. This Letter Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Letter Agreement or any rights or obligations hereunder without the prior written consent of each AIMF and AEMF (other than by merger). AIMF and AEMF may assign any or all of its rights under this Letter Agreement to any Person to whom such party assigns or transfers any Common Stock or Preferred Stock, provided that such transferee agrees in writing to be bound, with respect to the transferred Common Stock or Preferred Stock, by the provisions of this Letter Agreement that apply to the AIMF or AEMF.

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(f) No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(g) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Letter Agreement, the Redemption Notice and the Payoff Letter shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Letter Agreement, the Redemption Notice and the Payoff Letter (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in New Castle County, Delaware. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in New Castle County, Delaware for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of this Letter Agreement, the Redemption Notice and the Payoff Letter), and hereby irrevocably waives, and agrees not to assert in any action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such action or proceeding is improper or is an inconvenient venue for such action or proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Letter Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If any party shall commence an action or proceeding to enforce any provisions of this Letter Agreement, the Redemption Notice and the Payoff Letter, then the prevailing party in such action or proceeding shall be reimbursed by the non-prevailing party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(h) Survival. The representations and warranties contained herein shall survive the closing of the transactions contemplated hereby.

Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

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(i) Severability. If any term, provision, covenant or restriction of this Letter Agreement, the Redemption Notice and the Payoff Letter is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(j) Replacement of Securities. If any certificate or instrument evidencing any Common Stock or Preferred Stock is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction. The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Common Stock or Preferred Stock.

(k) Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of AIMF and AEMF and the Company will be entitled to specific performance under this Letter Agreement, the Redemption Notice and the Payoff Letter. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in this Letter Agreement, the Redemption Notice and the Payoff Letter and hereby agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

(l) Liquidated Damages. The Company’s obligations to pay any partial liquidated damages or other amounts owing under this Letter Agreement, the Redemption Notice and the Payoff Letter is a continuing obligation of the Company and shall not terminate until all unpaid partial liquidated damages and other amounts have been paid notwithstanding the fact that the instrument or security pursuant to which such partial liquidated damages or other amounts are due and payable shall have been canceled.

(m) Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

(n) Construction. The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise this Letter Agreement, the Redemption Notice and the Payoff Letter and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the this Letter Agreement, the Redemption Notice and the Payoff Letter or any amendments thereto.

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(o) Stock Splits, etc. Each and every reference to share prices and shares of Preferred Stock or Common Stock in this Letter Agreement, the Redemption Notice and the Payoff Letter shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock or Preferred Stock that occur after the date of this Letter Agreement.

(p) Electronic Signatures. Each party agrees that the electronic signatures, whether digital or encrypted, of the parties included in this Letter Agreement, the Redemption Notice and the Payoff Letter are intended to authenticate this writing and to have the same force and effect as manual signatures. Electronic signature means any electronic sound, symbol, or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including facsimile or email electronic signatures. The Company expressly agrees that this Letter Agreement, the Redemption Notice and the Payoff Letter are “transferable records” as defined in applicable regulations relating to electronic transaction and that it may be created, authenticated, stored, transmitted and transferred in a manner consistent with and permitted by such applicable regulations.

(q) WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

[signature page follows]

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This Letter Agreement may be executed electronically and in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which counterparts together shall constitute one and the same instrument.

Very truly yours,

iSun, Inc.

By:	/s/ Jeffrey Peck
Name:	Jeffrey Peck
Title:	Chief Executive Officer
Address:
Email:

AGREED AND ACCEPTED:

Anson Investments Master Fund LP

By:	/s/ Amin Nathoo
Name:	Amin Nathoo
Title:	Director, Anson Advisors, Inc.
Address:
Email:

Anson East Master Fund LP

By:	/s/Amin Nathoo
Name:	Amin Nathoo
Title:	Director, Anson Advisors Inc.
Address:
Email:

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